DANIEL S. LAIKIN
                                   PAUL SKJODT

                                                     August 30, 1999

J2 Communications, Inc.
10850 Wilshire Boulevard, Suite 1000
Los Angeles, CA 90024
Attn:  Corporate Secretary

                  Re: Shareholder Meeting

Dear Sir:

         Reference is hereby made to the amendment (the "Amendment") of the by-laws of J2 Communications, Inc. (the "Company") which was adopted by the board of directors of the Company and disclosed in the Company's recent filing of a Form 8-K on July 16, 1999. As you know, we are shareholders of the Company and currently own approximately 22.86% of the outstanding shares of the Company's common stock.

         We have no current intention to bring business before the annual meeting. We note though that the Amendment, among other things, adopted a new
Section 2.10 which requires shareholders of the Company to provide the Company with any business to be brought before the annual meeting at least 60 days prior to such meeting. We are concerned that we (should we decide to bring business before the annual meeting), or other shareholders who may wish to bring business before the annual meeting, will not know when to provide this sixty day advance notice as the Company has not announced the date of its annual meeting. Naturally, if the Company does not disclose the date of its annual meeting until it is too late to provide proper notice pursuant to Section 2.10 of the by-laws, it may preclude shareholders from being able to properly exercise their rights.

         We are writing this letter to indicate that the Company, in order to fulfill its fiduciary duty to its shareholders, should issue a press release (which should also be similarly filed on Form 8-K) announcing the date of its annual meeting, at least 10 business days prior to the date which is 60 days prior to its annual meeting. This press release would provide all shareholders of the Company with the minimum amount of time necessary in order to provide the Company with a notice of any business he or she intends to bring before the annual meeting in compliance with the new Section 2.10 of the by-laws.

                                       Very truly yours,

                                       /s/ Daniel S. Laikin
                                       --------------------------------
                                       Daniel S. Laikin


                                       /s/ Paul Skjodt
                                       --------------------------------
                                       Paul Skjodt